UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2005

Open Solutions Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-02333-56	22-3173050

(State or Other Juris-	(Commission	(IRS Employer
diction of Incorporation	File Number)	Identification No.)

300 Winding Brook Drive, Glastonbury, CT		06033

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (860) 652-3155

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Policy Regarding Treatment of Senior Executive Officers Upon Change in Control

     On April 28, 2005, the Board of Directors (the “Board”) of Open Solutions Inc. (the “Registrant”) adopted a policy regarding the treatment of its senior executive officers (other than its Chief Executive Officer) upon a change in control of the Registrant, which provides that if a senior executive officer is terminated without cause or for good reason within two years after a change in control, the senior executive officer will receive (i) a lump sum payment on the date of termination equal to the sum of (a) the senior executive officer’s base salary then in effect (calculated for twelve months), (b) the senior executive officer’s target bonus for the year of termination (calculated for twelve months), and (c) the senior executive officer’s target bonus for the year of termination, pro rated for the number of days worked during the year (or, if in the fourth quarter, the greater of the senior executive officer’s actual or target bonus, as pro rated), (ii) benefits for twelve months after the date of termination as if the senior executive officer had remained employed, and (iii) full acceleration of any stock options previously granted to the senior executive officer.

Lead Director Compensation

     On April 29, 2005, the Registrant’s Board appointed Douglas K. Anderson to serve as lead director of the Board. The lead director’s duties will include, but not be limited to, acting as the chairperson of any meetings of the independent directors of the Board, working with the Chairman of the Board to prepare the agenda for Board meetings and consulting with the Chairman regarding matters related to corporate governance and Board performance. The lead director will receive an annual retainer of $5,000.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPEN SOLUTIONS INC.
Date: May 4, 2005	By:	/s/ Louis Hernandez, Jr.
Louis Hernandez, Jr.
Chairman of the Board and Chief Executive Officer